Exhibit 99.2

JOINT NEWS RELEASE

SHAREOWNERS APPROVE MERGER AGREEMENT

TOPEKA, Kansas, and KANSAS CITY, Missouri, July 30, 1998 -- In separate meetings today, shareowners of Western Resources (NYSE:WR) and Kansas City Power & Light Company (NYSE:KLT) approved their merger agreement which will result in the formation of Westar Energy, a new electric company.


Approval required a majority of Western Resources common shares outstanding and 2/3rds of KCPL outstanding common shares.

98.3 percent of the Western Resources shares represented and voting either in person or by proxy approved the transaction, representing 77.1 percent of all shares outstanding. 93.9 percent of the KCPL shares represented and voting either in person or by proxy approved the transaction, representing 74.4 percent of all outstanding KCPL shares.

Under the agreement, a new company - Westar Energy - will be created from the KGE and KPL electric operations of Western Resources and the electric operations of KCPL. Based on Western Resources' current stock price, each KCPL shareowner would receive $23.50 worth of

p. 2 - SHAREOWNERS APPROVE

Western Resources common stock and one share of Westar Energy common stock, anticipated to have an approximate value between $10 and $12 per share.* The exchange for KCPL shareowners will take place at the close of the transaction.

"We are delighted with the support of our shareowners," said David
C. Wittig, Western Resources president and chief executive officer. "Today's action allows us to continue our focus of growing the company for a successful future for our shareowners, our customers, and our employees."

"We share Western Resources' enthusiasm for shareowner endorsement of this transaction," said Drue Jennings, KCPL chairman of the board, president, and chief executive officer. "We're looking forward to working together to position Westar Energy as one of the preeminent energy companies in the nation."

Regulatory filings for approval of the transaction have been made with the Kansas Corporation Commission (KCC) and the Missouri Public Service Commission (MPSC). Filings with the Federal Energy Regulatory Commission and Nuclear Regulatory Commission are expected soon. The transaction is expected to close in the first half of 1999 subject to receipt of necessary consents and approvals.

On March 19, Western Resources and KCPL announced a restructuring of their merger agreement. Westar Energy will continue to operate under the brand names of KCPL, KGE, and KPL. The combined company will have more than one million electric customers in Kansas and Missouri, $8.2 billion in assets and more than 8,000 megawatts of electric generation resources.

p. 3 - SHAREOWNERS APPROVE

Western Resources (NYSE:WR) is a consumer services company with interests in monitored security and energy. The company has total assets of more than $7 billion, including security company holdings through ownership of Protection One (NASDAQ:ALRM), which has more than 1 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. Through its other subsidiaries, Westar Capital and The Wing Group, the company participates in energy-related investments in the continental United States and offshore.
For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

Kansas City Power & Light Company (NYSE:KLT) provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City, parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in nonregulated, primarily energy-related ventures.
For more information about KCPL, visit http://www.kcpl.com.

*There can be no assurance as to the actual price at which Westar
Energy common stock will trade once listed on the NYSE.

Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs.
See the companies' joint proxy statement/prospectus on form S-4 dated June 9, 1998 ( registration number 333-56369; 333-56369-01) for additional discussion on factors affecting the transaction.